Exhibit 10.40

Certain confidential portions of this Exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.



                   IPA PERCENTAGE OF PREMIUM SERVICE AGREEMENT

         This Agreement is made and entered into as of June 1, 1996 (the "Effective Date"), by and between CHESAPEAKE HEALTH PLAN, INC., A UNITED HEALTHCARE COMPANY, a Maryland corporation (hereinafter referred to as "HMO"), and Doctors Health System, a Maryland corporation (hereinafter referred to as "IPA").

                                    RECITALS

         WHEREAS,  HMO is organized and operates in Maryland as a state-licensed
health   maintenance   organization   under  the  Maryland  Health   Maintenance
Organization Act.

         WHEREAS, the purpose of HMO is to offer prepaid health care benefits through a coordinated system of arrangements with various health care providers that will afford a reasonable choice of primary care physicians, assure access to medical services and health care resources, and monitor the quality of health care provided to HMO's enrollees, in groups or as individuals.

         WHEREAS, IPA has the capacity to provide or arrange for the provision of health care services to Members as are specified herein.

         WHEREAS, IPA desires to enter into an agreement with HMO to provide or arrange for the provision of health services to the Members of the HMO.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein stated, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the parties hereto as follows:


                             ARTICLE I - DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings indicated:

         1.1 Capitation Fee - means the amount per Covered Member (hereinafter defined) per month specified in Attachments G, H & I, payable to IPA in consideration for rendering Medical Services (hereinafter defined) and Utilization Review Program Services (hereinafter defined) pursuant to this Agreement.

         1.2 Clean Claim - means a form HCFA-1500 which includes the Member Name and Address, subscriber name (if different than patient), HMO ID Number or Other Insurance ID Number, Date of Birth, Diagnosis Code/Description, CPT/HCPCS/ Description, Dates of Service, Place of Service, Charges/Quantity, Type of Service, Authorization Number and copy of Authorization, if applicable, Primary Care Physician who referred patient, if applicable, Provider's Name, Provider Number and authorization number or other identifiers.

         1.3 Copayment - means a charge or an amount authorized under the applicable Subscription Agreement (hereinafter defined) which may be collected directly by IPA or its contracted providers or facilities from a Covered Member and which amount is the financial responsibility of the Covered Member.

         1.4 Covered Member - means any person entitled to Covered Services (hereinafter defined) under the terms of one or more Subscription Agreements (hereinafter defined). Covered Member includes, but is not limited to, Medical Assistance Members and Medicare Members.

         1.5 Covered Services - means the medical services, hospital services, and other health care services to which a Member is entitled under the Subscription Agreement and any applicable supplemental benefit riders.

         1.6 Department - means the Maryland Department of Health and Mental Hygiene, or its designee.

         1.7 Emergency - means those health care services that are provided in a hospital emergency facility after the sudden onset of a medical condition that manifests itself by symptoms of sufficient severity, including severe pain, that the absence of immediate medical attention could reasonably be expected by a prudent layperson who possesses an average knowledge of health and medicine, to result in: (1) placing the patient's health in serious jeopardy; (2) serious impairment to bodily functions; or (3) serious dysfunction of any bodily organ or part.

         1.8 External Providers - means any physician, health professional, or other health care provider, including IPA Physicians, Health Service Contractors, and Health Centers contracted with IPA to provide Covered Services to all Members of the HMO.

         1.9  HCFA - means Healthcare Financing Administration.

         1.10 Health Center - means the Health Center(s) listed in Attachment A operated by IPA for the provision of certain outpatient health care services to Members pursuant to this Agreement.

         1.11 IPA Physician - means a duly licensed doctor of medicine or osteopathy who practices in the Health Center(s) and who has by contract agreed with IPA to provide certain health care services or is otherwise bound by the terms of such contracts as IPA may enter into to arrange for the provision of health care services.

         1.12 Medical Assistance Contract ("MA Contract")(if applicable) - means the agreement then in effect between HMO and the Department pertaining to the provision of services by HMO and its subcontractors to MA Members (hereinafter defined) under the Maryland Medical Assistance Program. The terms of the Medical Assistance Contract are incorporated by reference herein.

         1.13 Medical Assistance Member ("MA Member")(if applicable) - means any Member enrolled in HMO who is entitled to receive benefits and services under the MA Contract.

         1.14 Medical Services - means those professional, emergency, hospital, and referral services which IPA has agreed to provide to or arrange for Members and which are set forth in Attachments B, C & D.

        1.15 Medicare Member - means any Member enrolled in HMO who is entitled to benefits under the Medicare Risk Contract (hereinafter defined).

         1.16 Medicare Risk Contract - means the agreement between HMO and the Health Care Financing Administration pertaining to the provision of services by HMO to Medicare Members under the Medicare Risk Contract.

         1.17 Member - means any person voluntarily enrolled in the prepaid medical care program of the HMO, including Medical Assistance and Medicare Members or any employee, subscriber, enrollee, beneficiary, insured, policyholder or any other person including spouse or dependents, who are eligible to receive benefits under a plan of a purchaser.

         1.18 Non-MAMember - means any Member enrolled in HMO who is not receiving services and benefits under the MA Contract.

         1.19 Non-Medicare Member - means any Member enrolled in HMO who is not receiving services and benefits under the Medicare Risk Contract.

         1.20 Out of Area - means that the Member is more than thirty (30) miles from his place of residence and experiences an "Emergency" as defined above.

         1.21 Participating Provider - means any duly licensed hospital, skilled nursing facility, home health agency, or other health provider entity which has contracted with, or on whose behalf a contract has been entered into with, IPA to provide Covered Services to Members. Attachment A provides a current list of "Participating Providers".

         1.22 Primary Care Physician ("PCP") - means a physician in family practice, general practice, internal medicine or pediatrics who provides initial and primary care to enrollees; who supervises, coordinates, and maintains continuity of patient care; and who initiates referrals to specialist care.

         1.23 Provider Manual - means the manual of rules and regulations promulgated by HMO with which IPA is required to comply, as such manual may be established, enhanced, amended, or modified from time to time. A copy of the Provider Manual is attached hereto as Attachment F.

         1.24 Referral Physician - means a duly licensed doctor of medicine or osteopathy who is not a member of the IPA medical staff and to whom a Member is referred by an IPA Physician for Medical Services.

         1.25 Service Area - means a particular geographic area in which HMO is licensed to conduct business. On thirty (30) days advance notice to IPA, the Service Area may be expanded as deemed necessary by HMO.

         1.26 Subscriber - means a Member of the Group who meets all applicable eligibility requirements and for whom the premium payment required has been actually received by the Health Plan.

         1.27 Subscription Agreement - means the Group Master Contract, Conversion Contract and any other agreement between the HMO and Member which constitutes the Agreement regarding benefits, exclusions, and other conditions between the HMO and Member, which includes the MA and Medicare Contracts.

         1.28 Utilization Review Program - means the program established for daily or frequent review and monitoring of Covered Services being managed and/or arranged by IPA. This review includes precertification, concurrent and retrospective review and may include telephonic review as well as on-site review.


                              ARTICLE II - GENERAL

         2.1 IPA Service Area. The service area of the IPA shall be generally defined as an area within a radius of thirty (30) minutes travel time from the location of each IPA Health Center or Primary Care Physician's office. The purpose of the service area designation will be for the determination of the appropriateness of each HMO Member's selection of IPA as his/her provider of Medical Services. IPA acknowledges that the Member shall have the absolute right to select his/her provider of medical services, and that this service area designation is for purposes of guidance only and does not entitle IPA to the assignment of any particular member. The HMO will screen Applications to determine the ability of the applicant to use the IPA properly and efficiently. The applicant's place of residence, place of employment, and access to transportation to a Health Center or Primary Care Physician's office will be considered in the screening process. For MA Members, the IPA's service area shall be the service area approved by the Department. For Medicare Members the IPA's service area shall be the service area approved by HCFA.

         2.2      Relationship of IPA and HMO.

                  2.2.1 Each party to this Agreement retains its own identity and full autonomy for carrying out its responsibilities hereunder and in the management of its affairs. Except as specifically provided herein, neither the IPA nor the HMO is authorized to bind the other with any third party(s). Neither the IPA nor the HMO shall be liable to any other party for any act, or failure to act, of the other party to this Agreement except for the liability of both the HMO and the IPA to the Department and HCFA for the provision of services and benefits to MA & Medicare Members, as provided for in the MA and Medicare Contracts.

                  2.2.2 None of the provisions of this Agreement is intended to create nor shall be deemed nor construed to create any relationship between IPA and HMO other than that of independent entities contracting with each other solely for effecting the provisions of this Agreement. Neither of the parties hereto nor any of their respective representatives shall be construed to be the agent, employer, or representatives of the other.

         2.3 Indemnification. IPA shall indemnify and hold HMO, its employees and agents, harmless from any and all claims, lawsuits, settlements, and liabilities incurred as a result of the services provided or not provided by IPA or IPA's employees, agents or subcontractors pursuant to this Agreement. HMO shall indemnify and hold IPA harmless from any and all claims, lawsuits, settlements, and liabilities incurred as a result of actions taken or not taken by HMO in the administration of the Covered Services under this Agreement.

         2.4 Cooperation. IPA and HMO shall maintain effective liaison and close cooperation with each other in order to provide medical and health maintenance services compatible with community standards of medical care and medical ethics. Each party shall cooperate to freely and fully exchange information necessary to the other party's performance of this Agreement.

         2.5 Maintenance of Records. The HMO and IPA will maintain records of account for all financial transactions pertaining to the HMO. Billing, collection, receipt and reconciliation of all revenues, and appropriate disbursement of required moneys will be recorded and maintained in accordance with generally accepted accounting principles, consistently applied.

         2.6 Proprietary Information. IPA and HMO each recognize that all material provided to each by the other party is the proprietary property of the party providing the information and neither party shall disclose or release such material to any third party without the prior written consent of the party providing the information, except as otherwise required by law or regulation. Upon termination or expiration of this Agreement, each party shall promptly return all such proprietary information to the party who provided the information.

         2.7 Confidential. IPA and HMO shall use their best efforts to preserve the confidentiality of the pricing terms contained in this Agreement. Both parties acknowledge that all information obtained from the other in negotiating and completing the transaction contemplated therein is strictly confidential. Both parties agree not to use any information obtained from the other in any manner whatsoever which does not directly relate to the transaction contemplated herein. Where IPA is required to disclose any of the above information to stockholders or potential investors, IPA will seek HMO's approval and not disclose the above information without obtaining a signed confidentiality agreement.

                           ARTICLE III - COMPENSATION

         3.1      IPA Capitation Payment.

                  3.1.1 Subject to the provisions of Section 3.2 regarding withholds, the HMO will pay to the IPA a monthly capitation payment for each Non-MA Member selecting the IPA as set forth in Attachment G, for each MA Member as set forth in Attachment H and for each Medicare Member as set forth in Attachment 1.

                  3.1.2 The capitation payment shall be made on the tenth (10th) day of each month, or on the next business day if the tenth (10th) is a weekend day or legal holiday.

                  3.1.3 IPA agrees to accept from the HMO the mutually agreed upon monthly capitation payments set forth in Attachment G (for Commercial Members), Attachment H (for MA Members) and Attachment I (for Medicare Members) as payment in full for all Covered Medical Services to be provided by IPA, except for any authorized copayments. HMO and IPA mutually agree to adjust the capitations set forth in Attachments G, H, and I, in the event that said services and/or premiums are materially increased, reduced, or changed. If the parties are unable to agree on the amount of such adjustments, either party may terminate this Agreement upon ninety (90) days prior written notice, subject to provisions contained in Section 6.3.2.

                  3.1.4 Capitation rates for Members who select IPA for a fraction of a month will be as follows: for Members enrolling between the first
(1st) and fifteenth (15th) day of the month, IPA will be capitated for the full month. For Members enrolling between the sixteenth (16th) and the end of the month, capitation payments and IPA service obligations for said Members shall begin on the first day of the following month.

                  3.1.5 Capitation rates for Members who disenroll from IPA during a month will be as follows: for Members who disenroll between the first
(1st) and fifteenth (15th) day of the month, IPA will not receive any capitation payments. For Members who disenroll between the sixteenth (16th) day to the end of the month, IPA will receive a capitation payment on behalf of such Members for the full month.

                  3.1.6 The HMO shall produce and/or make available to the IPA by the fifteenth day of each month a listing of the following:

                           (a)      Members who have chosen the IPA as provider
of care, and whose membership is effective during the month following the month in which the listing is provided to IPA;

                           (b)      Members whose enrollment was effective prior
to the first day of the following month and whose enrollment was not reported on previous listings;

                           (c)      Members who are enrolled as of the date of
the listing and whose enrollment is to be terminated; and

                           (d)      Any corrections or adjustments to prior
months listings.

                  3.1.7 IPA, in consideration of said capitation payments, shall provide or arrange for all those physician services as required in this Agreement and shall assume the responsibility for the costs of said services, as specifically defined in the Subscription Agreement. Regardless of the number of External Providers rendering service to a Member during any month, only one capitation payment will be made to IPA each month for each Member. The capitation payment shall be made regardless of the type or amount of service rendered to the Member during a given month. Although services not covered by the Member's agreement with the HMO may be provided by the IPA, the HMO shall have no responsibility to pay for benefits not included in the Subscription Agreement and applicable benefit riders.

         3.2 Reserve. Pursuant to Maryland Health-General 19-713.2, upon contract signature IPA shall provide HMO with reasonably acceptable collateral to secure an amount equal to the immediately preceding sixty (60) days of IPA capitation. The purpose of such Reserve is to ensure that sufficient funds are on hand to reimburse HMO for any payment made to External Providers, as required by law, if IPA fails to make any such payments. HMO agrees that a Standby Letter of Credit from a commercial bank shall be deemed reasonably acceptable collateral for such purposes. Such Standby Letter of Credit shall be delivered upon such standard commercial terms and conditions as the Bank, HMO and IPA may agree.

         3.3 Ineligible for Coverage. In the event an individual ceases to be a Member or becomes ineligible for HMO coverage while receiving Covered Services, HMO shall promptly notify IPA of such ineligibility. Neither IPA nor HMO shall be responsible for the cost of any Covered Services rendered to an individual after that individual has ceased to be a Member. IPA may bill the individual directly for any such services provided to a person who is not a Member.

         3.4 Retroactive Adjustments. Any errors in the calculation of the number of Members resulting from termination or miscalculation of membership will be retroactively adjusted by HMO for a period not to exceed 90 days from the date the error occurred. Notwithstanding such time period, HMO shall use best efforts to adjust any miscalculation of the number of Members within thirty
(30) days following the date that a Capitation Fee payment is made. Any mistakes not adjusted within such thirty (30) day period, however, shall be adjusted when discovered; provided, however, that no overpayments to IPA shall be adjusted more than ninety (90) days after such payment is made. In the event that, as a result of the failure of HMO to use such best efforts, an underpayment to IPA is not adjusted within the ninety (90) day period, such underpayment shall be adjusted when discovered.

         3.5 Non-Covered Services. In the event a Member desires services which are beyond the scope or duration of Covered Services under this Agreement, IPA shall verify with HMO that HMO has no obligation to provide those non-covered services and, if such verification is obtained, IPA shall inform the Member that such services are not Covered Services and thereafter may bill the Member for such Non-Covered Services.

         3.6      External Providers.

                  3.6.1 IPA shall promptly and fully pay all External Providers who provide Medical Services to Members which were arranged or referred by IPA, in accordance with the terms of its applicable understandings, contracts and agreements, and as required by law and which are also Covered Services. IPA shall pay an External Provider providing services to all Members no later than thirty (30) days after receipt of a complete and undisputed claim for Medical Services, unless a longer period of time has been agreed to by HMO.

                  3.6.2 HMO shall have the right to contact External Providers directly to verify whether IPA is current in its payment to them. As required by
Section 5.8 below, IPA must certify to HMO on a quarterly basis as to its payments to External Providers.

                       ARTICLE IV - HMO RESPONSIBILITIES

         4.1 Administration of Agreement. HMO agrees to perform or have performed all necessary accounting, marketing, enrollment, date base management, reporting and other functions appropriate to the administration of the HMO and this Agreement. HMO shall promote the availability of IPA to Members in at least the same manner that other medical groups and primary care providers who are under contract with HMO are promoted. HMO agrees to use sound underwriting criteria in its selection of group accounts. HMO further agrees that such underwriting requirements shall not differ from those established by HMO for prospective group accounts that will be offered other physicians or medical groups with which HMO contracts.

         4.2      Eligibility and Benefit Determinations.

                  4.2.1 HMO is responsible for making eligibility and benefit determinations regarding Covered Services. HMO will strive to issue HMO identification cards to each Member within thirty (30) days of enrollment and HMO shall confirm eligibility of Members by telephone inquiry from IPA. HMO will provide on-line systems capabilities for eligibility determination within six
(6) months of contract signing, providing both systems are compatible. HMO will provide a monthly membership list to IPA for Members in accordance with Section
3.1.6. In the event a dispute arises between the parties as to any eligibility or benefit determination made by HMO, the parties agree to act in good faith to resolve their dispute and either party may submit the dispute to arbitration in accordance with Section 7.16 if they are unable to resolve their disagreement to their mutual satisfaction. All communications to Members regarding final benefit determinations and eligibility shall be made by HMO.

         4.3 Medical Services. HMO acknowledges that IPA and External Providers shall maintain a professional relationship with Members and shall have the right and obligation to treat Members in accordance with sound medical practice and medical ethics. IPA acknowledges, however, that HMO may, pursuant to this Agreement and the Provider Manual, impose certain restrictions on benefit coverage and the provision of services including, but not limited to, determinations made pursuant to the HMO's utilization review or quality assurance programs.

         4.4 Collections of Premiums and Other Income. HMO agrees to collect all premiums and other items of income to which the HMO is entitled except for any copayments, coinsurance, or deductibles which may be required of Members at the time of service. Such copayments, coinsurance or deductibles, if any, will be collected by IPA's External Providers when Covered Services requiring copayments are rendered. HMO will develop reasonable policies regarding the termination of enrollment of Members who fail to make copayments.

         4.5 Staff Assistance. HMO shall appoint a Medical Director who will provide continued staff assistance to IPA. This assistance shall include but not be limited to advising on the development of: referral protocols for Physician services; a system for peer and utilization review structure established by the IPA; a system for the maximum sharing of medical records consistent with applicable confidentiality requirements to ensure that appropriate information will travel with the patient throughout the health delivery system; protocols for referrals to Referral Physicians; and length-of-stay determination, pre-admission testing, and other criteria necessary to authorize and approve inpatient admissions prior to hospitalization.

         4.6 HMO's Professional Liability Insurance. HMO, at its sole cost and expense, shall procure and maintain such policies of general liability and professional liability insurance and other insurance as shall be necessary to insure HMO and its employees against any claim occasioned directly, or indirectly, in connection with the performance of any service by HMO, the use of any property, facilities or equipment provided by HMO, and the activities performed by HMO in connection with this Agreement. Said insurance limits shall not be less than ($1,000,000) individual and ($3,000,000) aggregate.

                        ARTICLE V - IPA RESPONSIBILITIES

         5.1 Medical Services. IPA agrees to provide those Covered Services which are Medical Services and are set forth in Attachments B, C, & D to each Member who selects IPA as his/her provider of care. For MA and Medicare Members, IPA also agrees to provide those services required by the current MA and Medicare Contracts which IPA has the capacity to provide. Any other services require the prior written consent of IPA. A copy of the current Subscription Agreements and supplemental benefit riders are provided as Attachment E and may be revised by HMO from time to time as changes are required. HMO shall provide IPA with ninety (90) days prior written notice of any modifications to the Subscription Agreement or the MA and Medicare Contracts provided that no modification that changes IPA's responsibilities or otherwise increases IPA's financial risk hereunder shall become effective unless consented to in writing by IPA.

         5.2 Referral Physician Services. In consideration of the capitation payments set forth in Attachments G, H & I hereto, IPA agrees to arrange and pay for all those Referral Physician and other health professional services which HMO is required to provide as Covered Services and which are Medical Services. IPA agrees to identify and arrange with Referral Physicians and other referral health professionals who are duly licensed in a manner designed to implement an efficient system of referrals and consultations, to facilitate the coordination of medical services, to ensure continuity of care, and to provide accessibility to the Member. Referral Physicians shall be either Board Certified or determined by IPA to be Board Eligible for certification and meet other requirements as may be established by HMO and agreed to by IPA. For usual and frequently used Medical Services, IPA shall enter into a written agreement with Referral Physicians or health professionals.

         5.3 Participating Providers. Except in cases of Emergency or medical necessity, External Providers shall agree to use only those inpatient facilities, skilled nursing facilities, home health agencies, and other institutional providers which are Participating Providers, or have been approved by HMO. HMO delegates credentialling of these providers to IPA, but reserves right to disallow a specific provider due to quality of care criteria. However, the parties agree that unless services are not available or accessible to Members, Members will be required to secure Covered Services only from those Participating Providers to whom a referral is made by the Primary Care Physician.

         5.4      Standard of Medical Care.

                  5.4.1 IPA agrees to use its best efforts in rendering Medical Services in order to provide medical care in conformity with accepted medical and surgical practices prevailing in the community, and to arrange for medical treatment as promptly as practicable, consistent with sound medical practice.
Further, the IPA agrees to establish mechanisms to: provide for internal peer review of Members records; evaluate the quality of health care provided to Members; and evaluate the utilization of Medical Services rendered by IPA to Members. Such mechanisms shall be in conformance with applicable state and federal requirements and the requirements set forth in the Provider Manual.

                  5.4.2 IPA and all of their External Providers shall not differentiate or discriminate in the treatment of Members as to the quality of services delivered because of race, sex, age, religion, national origin, or health status. The rights of Members as patients shall be observed, protected and promoted. Health care services shall be rendered to Members in the same manner, in accordance with the same standards, and with the same time availability as offered to all other patients.

                  5.4.3 Transportation Expenses. IPA shall be responsible for the arrangement of and costs associated with: (1) all ambulance transportation preauthorized by IPA for the provision of Medical Services, (2) transportation when necessary for all Members to a provider located outside the 30-mile travel radius from the Member's place of residence, excluding Member's Primary Care Physician.

         5.5 Selection of IPA Primary Care Physician or Health Center. IPA agrees that each Member seeking care shall be required to select a specific Primary Care Physician or Health Center as his/her personal physician for providing and/or arranging for his or her overall health care needs. Except in cases of Emergency, referrals to referral health professionals and obtaining a Medical Service from any other provider, shall only be a Covered Service when authorized by the Member's Primary Care Physician. Except in cases of Emergency, referrals to Referral Physicians or other referral health professionals and the obtaining of a Medical Service from any other provider shall only be a Covered Service when authorized by the Member's Primary Care Physician. Except in an Emergency, IPA shall not be responsible for any Medical Service that is not authorized by a Member's Primary Care Physician.

         5.6 Designated Physician to Authorize Referral and Hospitalization. IPA agrees to designate a Physician, who shall be on call 24 hours per day, each and every day, to authorize appropriate hospital services or other referrals for Members. IPA agrees to ensure that one or more Health Centers or Primary Care Physicians within the IPA service area shall be available to Members who may require emergency care. HMO and IPA shall, from time to time, jointly review methods and details of coverage and scheduling to ensure adequate emergency coverage and adequate medical coverage at the Health Centers or Primary Physician's offices at all times the facilities and/or physician offices are open.

         5.7 Coordination of Benefits and Subrogation. IPA and HMO shall establish and implement a system for coordination of benefits and subrogation, in accordance with those rules established under the HMO's policies and procedures and applicable federal and state laws. If known to IPA, IPA shall identify and inform HMO of Members for whom coordination of benefits and subrogation opportunities exist. HMO hereby authorizes IPA to seek payment, on a fee-for service basis or otherwise, from any insurance carrier, organization, or government agency which is primarily responsible for the payment or provision of medical services provided by IPA under this Agreement which can be recovered by reason of coordination of benefits, motor vehicle injury, worker's compensation, temporary disability, occupational disease, or similar exclusionary or limiting provisions, to the extent authorized by the applicable and not otherwise prohibited by law.

         5.8      Reporting Requirements.

                  1. IPA shall deliver to HMO, on a monthly basis, within 30 days after the end of the month, unless otherwise specified, written reports as follows:

                           (a)      IPA shall electronically transmit
Member-specific encounter data in the format of Attachment L to HMO on a monthly basis within ten (10) days after the end of the month for which data was collected.

                           (b)      IPA shall submit financial data reflecting
total IPA medical loss ratio for arranging for the provision of Medical Services to HMO on a quarterly basis (every three months) in a format mutually agreed to by HMO and IPA.

                           (c)      IPA shall submit quarterly reports within 45
days after the quarter identifying payments made or owed to External Providers. These reports will be in a format satisfactory to HMO. The cost of any subsequent changes or deletions to this reporting requirement which requires customization to IPA systems will be paid for by HMO. The reports will be certified by the Chief Executive Officer and Chief Financial Officer of IPA. HMO shall have the right to contact IPA's External Providers directly to verify whether IPA is current in its payment to them.

                           (d)      IPA shall submit a current annual financial
statement to HMO within ninety (90) days following the close of IPA's fiscal year or an interim financial statement upon request by HMO.

                           (e)      IPA shall submit complaint and grievance
information to HMO, to meet the requirements of HMO and appropriate regulatory agencies; such information shall include, but not be limited to that which is required to be included in HMO's annual HEDIS Report on medical service
measures,   Quality  Improvement  and  Utilization  Management Delegation
Reports. A copy of the complaint and grievance procedure is annexed hereto as Attachment J, and made a part hereof.

                           (f)      IPA shall submit Member information to HMO
in conformance with Attachment L, as well as additional information as may be needed and in compliance with relevant state and federal laws which include, but shall not be limited to, the laws regarding the confidentiality of medical records.

                           (g)      For MA Members, if applicable, IPA shall
submit outcome data in a form and format mutually acceptable to the parties of patient and IPA access to include, but not be limited to, (i) the time within which an initial call to access care is answered, (ii) call abandonment rate, (iii) call on-hold rate, (iv) number of appointments scheduled per week and (v) number of kept appointments per week.

         5.9 Provider Agreements. IPA shall enter into written service arrangements with all External Providers providing care under this Agreement.

         IPA shall provide HMO with a pro forma copy of such agreements and changes, amendments, or additions to such agreement. Such agreements, at a minimum, shall provide for the following:

                  5.9.1 External Providers shall provide services in accordance with the compensation arrangement accepted by the IPA.

                  5.9.2 To the extent feasible, External Providers will share records, equipment, and the professional, technical and administrative staff.

                  5.9.3 External Providers shall comply with and maintain standards under IPA's credentialing standards. HMO retains the right to audit the IPA's credentialling standards. IPA shall establish and maintain programs for the continuing education for its External Providers or otherwise require them to obtain continuing education credits as set forth in IPA's credentialing standards.

                  5.9.4 External Providers will look solely to the IPA for compensation for Covered Services provided to Members, except for any approved and applicable copayments, coinsurance or deductibles to be collected by the External Providers.

                  5.9.5 External Providers shall not, under any circumstances, including nonpayment of moneys owed to the External Provider by IPA, insolvency of IPA or HMO, or breach of the Agreement between IPA and the External Providers, bill, charge, collect a deposit, seek compensation, remuneration or reimbursement from or have any recourse against any Member, or any person (other than IPA) acting on the Member's behalf, for Covered Services provided by the External Providers pursuant to their contracts with IPA; provided, however, that External Providers may collect from Members any approved and applicable copayments or supplemental charges or charges for non-Covered Services. Each such agreement must provide that this provision will survive the termination of the agreement, regardless of the cause of the termination.

                  5.9.6 In the event a Member desires services which are beyond the scope or duration of Covered Services under this Agreement, External Providers shall verify with HMO that HMO has no obligation to provide those non-covered services and, if such notice is given, IPA may bill the Member for such non-covered services. External Provider shall not be prohibited from collecting from Members any charges for items or services not covered under this Agreement.

                  5.9.7 External Providers shall provide Medical Services consistent with community standards of medical care and medical ethics. Such medical care shall be accessible and shall at all times be rendered to Members in a reasonable, dignified and nondiscriminatory manner.

                  5.9.8 Continuation of Services. In the event of HMO's or IPA's inability to pay a capitation or fee for services rendered, including, without limitation, in the event of insolvency, IPA and its External Providers shall continue to provide Medical Services to Members for the duration of the period (not to exceed thirty (30) days) for which a Capitation Fee has been paid to IPA, and shall continue for the same period to provide Medical Services to Members who are admitted in an inpatient health care facility on the date of insolvency or inability to pay until the date of discharge from the facility (but not to exceed one year thereafter). IPA shall cause provisions to this effect to be included in all agreements with its External Providers. Each such agreement must provide that this provision shall survive the termination of the agreement, regardless of the cause of the termination.

                  5.9.9 External Providers shall make referrals to Referral Physicians and health care facilities only in accordance with the guidelines set forth in the Provider Manual.

                  5.9.10 External Providers shall provide at their sole cost and expense, such policies of malpractice insurance as shall be necessary to insure themselves and their employees against any claim or claims for damages arising by reason of personal injury or death occasioned directly or indirectly in connection with the performance of any service by the External Providers. The amounts and extent of such insurance coverage shall be at least one million dollars ($1,000,000) per year for each occurrence and three million dollars ($3,000,000) in the aggregate per year for each External Provider. Any reductions or termination of such coverage shall require the approval of the HMO.

                           IPA agrees to produce, at HMO's request at any point
in time during this Agreement, a certificate of insurance from an External Provider's insurance carrier manifesting compliance with all provisions of this section of this Agreement.

                  5.9.11 External Providers shall maintain adequate medical records on Members and make such records available to other providers and HMO in accordance with Sections 5.19 and 5.21 of this Agreement.

         5.10   Compensation   from  HMO  Solely.   IPA  shall  not,  under  any
circumstances, including non-payment of moneys owed to the IPA by HMO, insolvency of HMO, or breach of this Agreement, bill, charge, collect a deposit, seek compensation, remuneration or reimbursement from, or have any recourse against any Member, or any person (other than HMO) acting on the Member's behalf, for Covered Services provided by IPA pursuant to this Agreement;
provided, however, that IPA may collect from the Members any applicable copayments or supplemental charges or charges for non-Covered Services in accordance with the Subscription Agreement.

         IPA agrees to look solely to HMO for compensation for Covered Services provided to MA and Medicare Members, and not to seek any compensation from the Department, HCFA, or from the MA or Medicare Members (other than applicable copayments or deductibles).

         5.11 Payment of Claims. Notwithstanding any other provision in this Agreement to the contrary, in instances where patient care, the reputation of the HMO, and/or the relationship between HMO and its Members is jeopardized by the IPA's nonpayment or late payment to subcontractors or providers for services provided to HMO enrollees, HMO shall have the right to make these payments directly to the subcontractor provider and to recover from the IPA the full amount of any such payments as outlined under Section 3.2. In order to exercise its rights, HMO must give IPA ten (10) days prior notice of HMO's intention to pay the subcontractor or provider directly.

         5.12 Sharing of Facilities. Subject to applicable confidentiality requirements, IPA shall provide for a system which, to the extent feasible and to the extent permitted by law, permits maximum sharing of equipment and professional, technical and administrative staff by IPA's External Providers.

         5.13 IPA Medical Director. IPA will designate an IPA Medical Director who, among other duties will:

                  5.13.1 Participate as specified in the complaint and grievance procedure of the HMO.

                  5.13.2 Monitor the IPA's peer review, quality assurance, and utilization review processes.

                  5.13.3 Assist the HMO Medical Director in determining final rulings regarding medical necessity of referrals to Referral Physicians, inpatient, hospital outpatient, emergency room, or other treatments or services.

         5.14 Malpractice Insurance and Professional Liability. IPA shall provide and maintain such policies of malpractice insurance as shall be necessary to insure IPA against any claim or claims for damages arising by reason of personal injuries or death occasioned directly or indirectly in connection with the performance of any service by IPA. The amounts and extent of such insurance shall not be less than [$1,000,000] per claim and [$3,000,000] per year.

         5.15 Review of Staffing & Scheduling. IPA agrees to maintain on record with the HMO a current schedule of all providers categorized by name, board status, facility status, hospital affiliation, and relationship to IPA.

         HMO and IPA shall, from time to time, jointly review methods and details of staffing and scheduling to ensure adequate coverage at all times. IPA shall, from time to time and upon request of HMO at any time, submit medical policies, procedures, and regulations to HMO for review in order to ensure the quality and availability of care. The same shall be reviewed and revised periodically in the light of experience and advances in medical practice.

         5.16 IPA/Patient Ratio and Waiting Times. IPA shall at all times maintain a sufficient number of External Providers to ensure a reasonable IPA/patient ratio, so that there shall be no unreasonable waiting periods for appointments or waiting periods for services for Members upon arrival for a scheduled appointment.

         5.17 Credentialling of Providers and Facilities. IPA shall perform credentialling and selection of its External Providers, and facilities using the standards developed by the National Committee for Quality Assurance ("NCQA") as outlined in the letter of Agreement which was previously sent to IPA for signature. HMO shall have the right to review the credentials of the External Providers and facilities for compliance with HMO's own credentialling standards. IPA shall thereafter use its best efforts to ensure that all External Providers and facilities perform in accordance with the customary rules of ethics, conduct, and practice of their respective professions.



     When Primary Care Physician (PCP) elects to participate in IPA's contract with HMO, HMO agrees to facilitate the transition of that physician's participation agreement and Member panel, if any, to the IPA contract within ninety (90) days of PCP notifying HMO of intention to terminate individual contract and transition to IPA contract; unless Member is an inpatient in a hospital or subacute facility, or in the process of an episode of specialty care, in which case Member will not transition to IPA's panel until discharged from the facility, or until episode of specialty care is completed. It is noted that the Member will at all times have the option to disenroll from the PCP's panel if that transition to the new panel is not their preference.



         5.18 IPA Physician Requirements and Responsibilities. IPA and IPA Physicians will adhere to the following requirements:

                  5.18.1 All IPA providers shall be duly licensed to practice medicine or osteopathy in the State of Maryland. Evidence of such licensing shall be submitted to HMO upon request. In addition, IPA providers, where appropriate, must meet all qualifications and standards for membership on the medical staff of at least one hospital that is a Participating Provider or to which Members are admitted.

                  5.18.2 All physicians and nurse practitioners will have, where appropriate, a current narcotics number issued by the appropriate authority, which is currently the United States Drug Enforcement Administration.

                  5.18.3  All  physicians   must  be  Board  Eligible  or  Board
Certified in their areas of specialty, or be able to demonstrate equivalent training and experience.

         5.19 Medical Records. External Providers shall maintain adequate medical records for Members treated by External Providers. Subject to all applicable privacy and confidentiality requirements, such medical records shall be made available to each physician and other External Providers treating the Member, and upon request, to any proper committee of the IPA or HMO for review, to determine whether their content and quality are acceptable, as well as for peer review or grievance review. IPA and HMO agree that medical records of Members shall be treated as confidential so as to comply with all federal and state laws and regulations regarding the confidentiality of patient records. IPA hereby agrees that the HMO has agreed, as part of the MA and Medicare Contracts, to make medical records of Members available to the Department and HCFA as appropriate. HMO will secure from Members a release of medical information and records in accordance with applicable state and federal law. HMO shall indemnify and hold IPA harmless from any claims by Members relating to IPA's release of medical information and records to HMO pursuant to this Agreement.

         5.20 Advanced Directives. All providers shall discuss with the patient his/her right under state law to institute or decline Advanced Directives. The providers shall note in the patient's medical record whether he/she executed or declined Advanced Directives.

         5.21 Inspection of Records and Operations. HMO and IPA shall have the right to inspect and audit, at all reasonable times, the other party's accounting, administrative, medical records and operations pertaining to HMO, to Members, and to its performance under this Agreement. If copies of records are requested by HMO, HMO agrees to pay IPA a reasonable fee not to exceed the maximum limits as provided by Maryland law, ss. 4-304(c)(3) of the Health General Article. IPA further agrees that in the event an examination concerning the quality of health care services is conducted by appropriate officials, as required by state law, IPA and External Providers shall submit, in a timely fashion, any required books and records and shall facilitate such examination. IPA and HMO agree to facilitate on-site inspection of Health Centers, and External Providers and their records by representatives of the Department and HCFA or other authorized agencies.

         As required by the MA and Medicare Contracts, the parties agree that the Department and HCFA may require the HMO to furnish information regarding its procedure to be followed to monitor or coordinate IPA's activities.

         5.22 Duration of Maintenance of Medical Records. IPA shall maintain all medical and financial records of the Members for the greater of, the time required under HCFA guidelines or Maryland law, or until all audits in process hereunder are completed, whichever is longer.

         5.23 Utilization Review. If Utilization Review is the responsibility of the IPA, IPA agrees to provide Utilization Review Services as outlined in the delegated Utilization Management Agreement. If Utilization Review is not delegated, IPA agrees to abide by HMO's policies and procedures.

         5.24 IPA Quality Management Program. IPA is required to comply with HMO's Quality Management Program which shall include and not be limited to:

                  1. Systematic peer review relating to utilization and quality of care rendered hereunder, including establishment of an appropriate enforcement mechanism for all final peer review decisions and consultation;

                  2. Review of the process followed in the provision of Medical Services;

                  3. Systematic data collection of performance and patient results, provides interpretation of such data to the practitioners, and institutes needed change; and

                  4. Written procedures for taking appropriate remedial action whenever it is determined that inappropriate, unnecessary or substandard services have been provided or that services which should have not been provided.

         5.25 Referral to Social Services Agency (if applicable). (This section applies to Medical Assistance Members) In the event a Member fails to attend a scheduled appointment, without giving prior notice, IPA shall send written notice of the same with a new appointment to the Member or to a responsible party. If the Member falls to attend the second scheduled appointment, without giving prior notice, IPA shall send to the Member or responsible party a second letter instructing the Member or responsible party to contact the IPA immediately. If the Member or responsible party fails to respond to the second notice, IPA shall refer the Member, if appropriate, to the appropriate social services agency (such as Protective Services, Social Services, etc.). A Member that has demonstrated noncompliance (e.g., has not taken prescribed medication) shall be referred, as appropriate, to the appropriate social services agency.

         5.26 Compliance with HMO  Administrative  Policies and Procedures.  IPA shall require that all External Providers shall comply with all HMO administrative policies and procedures relating to the delivery of medical services and any new policy and procedure which may be enacted by HMO and state and federal laws and regulations, including cooperation in any external review conducted by appropriate state and federal agencies, and/or the Joint Commission on Accreditation of Health Care Organizations. All services shall be rendered subject to the terms and conditions of this Agreement. In the event that HMO changes any policies or procedures, whether such change is a result of a change in state or federal laws or regulations, a change in JCAHO standards, NCQA standards, or otherwise, and such change materially impacts IPA's cost of providing services under this Agreement, the IPA and HMO shall negotiate in good faith a change in the Capitation Fee that fairly and adequately compensates IPA for such change, or if Agreement cannot be reached, may be cause for termination after the initial contract term.

         5.27 Provider Manual. IPA hereby agrees to comply with all provisions of the Provider Manual attached hereto as Attachment F.

         5.28 MA Contract (if applicable). IPA hereby agrees to comply with all provisions of the MA Contract.


         5.29 Medicare Contract. IPA hereby agrees to comply with all provisions of the Medicare Contract.

                       ARTICLE VI - TERM AND TERMINATION

         6.1 Term. This Agreement shall commence on the Effective Date noted on page one (1) and shall remain in effect for an initial term of one (1) Contract Year. Thereafter, this Agreement will automatically renew for one year increments unless ninety (90) days advance notice of termination is provided by either party. Early termination may only be for cause upon ninety (90) days prior written notice after an opportunity to cure. Termination without cause may occur at any time after the initial term with one hundred twenty (120) days notice by either party. Each twelve (12) month period of this Agreement shall be referred to as a "Contract Year".

         6.2 Termination On the Event of Insolvency. Notwithstanding the foregoing, this Agreement may be terminated effective upon written notice if either party: (i) is or becomes insolvent (as defined in Section 101(31) of the United States Bankruptcy Code) or unable to pay its debts as they mature; (ii) makes a general assignment for the benefit of creditors; (iii) commences a case under or otherwise seeks to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or liquidation law, statute, or proceeding; (iv) by any act indicates its consent to, approval of, or acquiescence in any such proceeding or the appointment of a receiver of or trustee for it for a substantial part of its property, or suffers any such receivership, trusteeship, or proceeding to continue undismissed for a period of thirty (30) days; (v) becomes a debtor in any case under any chapter of the United States Bankruptcy Code; or (vi) is dissolved, or there is entered any order, judgment or decree for dissolution; or there is entered any judgment, order, award or decree which would have a material adverse effect on the party or the prospects of the full and punctual performance by the party of its obligations, if the same shall not have been discharged or execution thereof stayed within thirty (30) days after entry or discharged within thirty (30) days after the expiration of any stay, and if the same is not fully covered by applicable insurance.

         6.3      Effect of Termination.

                  6.3.1 Any termination of this Agreement shall not release either HMO or IPA of obligations imposed with respect to: third party payors; incentive payments accrued to IPA or penalty payments due HMO in connection with existing contracts to provide services to Members; or the obligation of IPA to persons then receiving treatment.

                  6.3.2 Upon termination of this Agreement, the rights of each party hereunder shall terminate provided, however, that IPA will continue to provide or arrange for Medical Services to Members until the renewal or expiration date of any agreement between HMO and an employer or other group that offers HMO's program or with an individual enrollee and which was entered into prior to the termination date provided that payments are made by HMO to IPA as set forth below. If pursuant to this paragraph, IPA's responsibilities under this Agreement are continued beyond the date of termination, all terms and conditions contained in this Agreement shall remain in full force and effect (other than Attachments G, H, & I), provided that IPA shall be compensated for Medical Services provided during the continuation period on a fee-for-service basis in accordance with IPA's usual and customary fee schedule. Once notice of termination has been given, HMO shall not use IPA's or their providers' names in any HMO marketing materials other than as necessary to fulfill the terms of this Agreement. In no event shall IPA's obligation under this Section 6.3.2 extend beyond three (3) months after the termination of this Agreement.

                  6.3.3 Copies of Members' medical records and other data to be provided in accordance with this Agreement shall be delivered to the HMO, by the IPA, upon the effective date of termination and/or in accordance with other provisions of this Agreement, provided that (a) HMO secures the prior written consent of the Member to such transfer; (b) any copying of medical records shall only be performed during IPA's regular business hours; and (c) any copying of medical records shall be performed in such a manner so as to not disrupt IPA's operations.

                  6.3.4 Notwithstanding anything herein to the contrary, the following provisions of this Agreement shall survive termination for whatever cause: Section 2.3 (Indemnification), 5.14 (Malpractice Insurance and Liability)
Section 3.6 (External Providers), Section 5.8 (Reporting Requirements) for reports as to any period prior to termination, Section 5.10 (Compensation from HMO Solely), Section 5.19 (Medical Records), and Section 5.21 (inspection of Records and Operations).

         6.4 Annual Renegotiation of Capitation Rate. Notwithstanding any other provision of this Agreement, no later than ninety (90) days prior to the end of each Contract Year, HMO shall present revised capitation amounts and any other provision related to compensation to be effective for the succeeding Contract Year.

         6.5 Termination-MA Only (if applicable). If the IPA provides Covered Services to MA Members, termination, either voluntary or as a result of default, shall not take effect without prior notification to the Department by the HMO.

         6.6 Termination - Medicare Only. If the IPA provides Covered Services to Medicare Members, termination, either voluntary or as a result of default, shall not take effect without prior notification to HCFA by the HMO.

         6.7 [Confidential Treatment Requested]


                          ARTICLE VII - MISCELLANEOUS

         7.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns of HMO and IPA.

         7.2 Assignment. This Agreement, being intended to secure the personal services of IPA, shall not be assigned, sublet, delegated or transferred, except as may be provided herein, without the prior written consent of HMO and any required regulatory approval; provided, however, that HMO may assign this Agreement to an affiliate or a successor in interest upon notice to IPA.

                  If IPA provides services to MA or Medicare Members, no assignment by IPA shall be effective without prior written notice to the Department for MA Members, and HCFA for Medicare Members.

         7.3 Headings. The headings of the various sections of the Agreement are inserted merely for the purpose of convenience and do not, expressly or by implication, limit, define or extend the specific terms of the section so designated.

         7.4 Interpretation. The validity, enforceability and interpretation of any of the clauses of this Agreement shall be determined and governed by the applicable laws of the State of Maryland, including those governing health maintenance organizations.

         7.5 Entire Agreement and Modifications. This Agreement together with any supplements, addenda, amendments or modifications, or attachments, constitutes the entire Agreement and supersedes all other agreements, oral or otherwise, regarding the subject matter hereof.

         7.6 Amendment. This Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be operative and valid, it shall be reduced to writing and signed by the HMO and IPA. Said amendments may be added in the form of additional attachments signed by both parties.

         7.7 Medical Ethics. HMO and IPA agree that the administration of the medical services and this Agreement shall, at all times, be compatible with the Principles of Ethics and Code of Professional Conduct.

         7.8 Relationship of Parties. The relationship between HMO and IPA is solely that of independent contractors and nothing in this Agreement is intended to create nor shall be deemed or construed as creating any partnership, joint venture, master-servant, principal-agent or any other relationship between the parties hereto other than that of independent entities contracting with each other hereunder solely for the purpose of effectuating the provisions of this Agreement. Neither of the parties hereto, nor any of their respective representatives, shall be construed to be the agent, employer, or representative of the other and neither party is authorized to or has the power to obligate or bind the other party by contract, agreement, warranty, representation, or otherwise in any manner whatsoever.

         7.9 Disenrollment. It is understood that Subscription Agreements may be terminated by HMO in the event that a Member is unable or unwilling to establish and maintain satisfactory Physician/Patient relationships, including failure to follow a recommended treatment or procedure. Such termination shall be made in accordance with the terms and conditions of Subscription Agreements, all applicable statutory requirements, and the grievance and disenrollment procedures established by HMO.

         7.10 Cooperation. HMO and IPA shall maintain an effective liaison and close cooperation with each other to provide maximum benefits to each Member at the most reasonable cost, consistent with high quality standards of medical practice.

         7.11 Severability. The illegality, invalidity or unenforceability of any provision of this Agreement shall in no way affect the legality, validity or enforceability of any other provision of this Agreement and its Attachments.

         7.12 Notice. Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be hand delivered, telecopied, or sent by overnight delivery service or certified mail, return receipt requested, prepaid to HMO, 814 Light Street, Baltimore, Maryland 21230, Attn:
V.P. General Counsel; and to IPA at 10451 Mill Run Circle, 10th Floor, Owings Mills, MD 21117, Attn: V.P. Managed Care Products and Services.

         A notice delivered personally will be effective only when acknowledged in writing by the person to whom it is given. Any notice that is mailed shall be deemed effective 48 hours after it is mailed. Any notice that is delivered by overnight delivery service shall be deemed effective 24 hours after delivery to such service. A notice delivered by telecopy shall be deemed effective immediately.

         7.13 Waiver. No failure or delay of any party to exercise any right or remedy pursuant to this Agreement shall affect such right or remedy or constitute a waiver by such party of any right or remedy pursuant hereto. Resort to one form of remedy shall not constitute a waiver of alternative remedies. Further, no waiver, express or implied, or any breach of this Agreement shall constitute a waiver of any right under this Agreement or of any subsequent breach, whether of a similar or dissimilar nature.

         7.14 Further Assurances. The parties shall execute and deliver or cause to be executed and delivered such further instruments and documents and shall take such other actions as may be reasonably required to more effectively carry out the terms and provisions of this Agreement.

         7.15 No Third Party Rights. No Member or other person shall have any rights under this agreement as a third party beneficiary or otherwise, except as specifically provided herein.

         7.16 Arbitration of All Controversies. Any controversy which shall arise between the parties regarding the rights, duties, or liabilities hereunder of either party shall be submitted first through the HMO's Provider Grievance Procedure. If unresolved, such dispute shall be submitted to arbitration under the rules and regulations of the Maryland Uniform Arbitration Act. Both parties expressly covenant and agree to be bound by the decision of the arbitrators as a final determination of the matter in dispute. Each party to this Agreement agrees to pay for half the cost of any arbitration; provided, however, that each party to this Agreement shall be responsible for its own attorney's fees and related costs.

         7.17 Interpretation and Governing Law. All rights and remedies hereunder shall be cumulative and not alternative. This Agreement shall be construed and governed by the laws of the State of Maryland.

         7.18 Department of Insurance Approval. This Agreement is subject to the approval of the Maryland Insurance Administration. Any changes requested by the Department of Insurance will be incorporated into this Agreement by Amendment.

         7.19 Equal Employment Opportunity. The parties are concerned that they fulfill their roles as Equal Opportunity Employers. The parties further agree that they shall not discriminate against any employee or applicant for employment because of age, race, sex, creed, color, national origin, or physical or mental handicap. Utilization of each other's services is predicated upon compliance with Equal Employment Opportunity policy as expressed above.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the date set forth above.

HMO                                                           IPA

BY: _______________________(SEAL)           By: ____________________(SEAL)

Title: ____________________________         Title: _________________________

Date: ____________________________          Date: _________________________

Witness/Attest:____________________         Witness/Attest:_________________

                               LIST OF ATTACHMENTS

A Provider Directory of Participating Providers, External Providers, and Health Service Contractors

B        Medical Services for Medical Assistance Members (if applicable)

C        Medical Services For Medicare Members

D        Medical Services for Commercial Members (if applicable)

E        Subscription Agreements

F        Provider Manual

G        Capitation Rates for Commercial Members

H        Capitation Rates for MA Members (if applicable)

I        Capitation Rates for Medicare Members (if applicable)

J        Complaint, Grievance/Appeals Policy

K        Encounter Format

L        Member Information Format

M        Provider Appeals Policy

                                  Attachment A

    Directory of Participating Providers, External Providers, Health Centers
                         and Health Service Contractors



IPA's Directory of Participating Providers, External Providers and Health Service Contractors, Health Centers previously submitted is hereby made a part of this Agreement. Such Directory shall be updated from time to time without necessity of an amendment to this Agreement.

                                  Attachment B

                  Medical Assistance Members Medical Services

                                (If Applicable)


The IPA is responsible for directly providing, arranging, or purchasing, or otherwise making available as medically necessary, the full scope of services to which persons are entitled under the current State Plan, as may be amended from time to time, and all applicable State and federal regulations, guidelines, transmittals, and procedures, except as specified herein.

At such time when Medical Assistance Members are added to this Agreement, the Agreement will be amended to reflect the appropriate applicable terms and rates.

                                  Attachment C

                      Medical Services for Medicare Members



Please refer to the attached documents.

                                  Attachment D

                    Medical Services For Commercial Members

                                (If Applicable)


The IPA agrees to provide the following medical services to each Member selecting assignment to the IPA for the capitation payment as set forth in Attachment G and to collect from the Member any applicable copayment amounts, if indicated in Members Subscription Agreement.

At such time when Commercial Members are added to this Agreement, the Agreement will be amended to reflect the appropriate terms and rates.

                                  Attachment E

                                (If Applicable)

                            Subscription Agreements


         *See attached


         *        Federal

         *        State of Maryland

         *        City of Baltimore

         *        Commercial P-1

         *        Commercial P-2/P-3

         *        First Option

                                  Attachment F

                                Provider Manual


The HMO Provider Manual previously provided is hereby made a part of this Agreement. The manual will be updated from time to time without necessity of a contract amendment.

                                  Attachment G

                       Commercial Member Capitation Rates

                                (If Applicable)


At such time when Commercial Members are added, this Agreement will be amended to reflect the rates.

                                  Attachment H

                Capitation Rates for MA Members (if applicable)


At such time when Medical Assistance Members are added to this Agreement, the Agreement will be amended to reflect the rate.

                                  Attachment I

                        Capitation For Medicare Members


At this time, this Agreement applies only to Medicare Members. At such time when Medical Assistance and/or Commercial Members are added to this Agreement, the Agreement will be amended to reflect the rates and any additional terms applicable to this population.

HMO shall pay a capitation amount for Medicare Members who have agreed to have IPA as their provider of care for such month. In exchange for such capitation, IPA shall provide, arrange or purchase, or otherwise make available as Medically Necessary, the full scope of services to which persons are entitled under the current HMO Medicare Risk Contract, as may be amended from time to time, including all applicable state and federal regulations, guidelines, transmittals, and procedures, except those services carved out herein. If a Member requires a particular type of provider who is not in the IPA network, the IPA is responsible for securing the provider and is financially liable.

1. On or before the tenth (10th) day of each month, HMO will pay to IPA the capitation payment set forth in this Attachment for each Member who is enrolled for that month in the respective benefit plan as set forth in this Attachment.

2. HMO will pay a capitation rate to DHS on a per member per month basis on the age, sex and Medicaid eligibility of the subscribers enrolled with an IPA
Primary Care Physician in HMO's Advantage 65 Medicare HMO Program. The IPA capitation schedule is defined in this Attachment. This schedule represents the amount of capitation IPA will receive AFTER carve out dollars have been deducted.

3. The payment rates defined in this Attachment have been derived from a mutually agreed upon formula which is based on HCFA's AAPCC payment methodology. In the event that AAPCC methodology is changed or discontinued by HCFA, HMO may propose alternative pricing to IPA during the term of this Agreement. In the event that IPA does not accept revised payment rates or terms, it may be considered cause for early termination of this Agreement.

4. The capitation rates to IPA will increase, as defined in this Attachment when IPA's enrollment of NEW HMO Members reaches enrollment thresholds of [Confidential Treatment Requested] Members, and again at [Confidential Treatment Requested] Members.

5. IPA capitation rates in this Attachment reflect a deduction by HMO to pay for "carve-outs". The carved-out dollars will cover all costs related to the following services and IPA will have no further responsibility. Changes to carve-outs costs may be made annually, on the anniversary of the contract term, and with the mutual consent of both parties. The net premium is total premium net of the carve outs which are listed below:

                                  Attachment I

                                 (Continuation)

                        Capitation For Medicare Members

Carve Outs                                                          PMPM
Eye Care/Vision - global           [Confidential    Professional & Facility Services
Ear Care                                            (Hearing Screen Tst., Hearing Aid Eval.,
                                                    Ear Mold Impression)
Prescription Drug                   Treatment       (Pharmacy)
Mental Health & Substance Abuse
Dental
Transplants                         Requested]
Open Heart Surgery

Total


6.       Reimbursement rates:

Table A               [Confidential Treatment Requested] Members

                                    Male                                       Female
Age                   Medicaid              Non-Medicaid          Medicaid             Non-Medicaid
85+
80-84
75-79                 [Confidential Treatment Requested]          [Confidential Treatment Requested]
70-74
65-69

Table B               [Confidential Treatment Requested] Members
85+
80-84
75-79                 [Confidential Treatment Requested]          [Confidential Treatment Requested]
70-74
65-69



Table C               [Confidential Treatment Requested] Members
85+
80-84
75-79                 [Confidential Treatment Requested]          [Confidential Treatment Requested]
70-74
65-69


                                  Attachment J

                    HMO's Complaint, Grievance/Appeal Policy


Please refer to the attached documents which may be amended from time to time without the necessity of a formal contract amendment. HMO will strive to provide IPA with thirty (30) days notice of any changes prior to the effective date of the change.


--------------------------------------------------------- --------------------------------------------------
                                                                      POLICIES & PROCEDURES
                                                                      SECTION: QUALITY
                                                                           MANAGEMENT
------------------------------------------------------------------------------------------------------------
TITLE:  Medicare Grievance Policy
------------------------------------------------------------------------------------------------------------
Policy Number:                           Issued:  05-28-96                 Last Revision:  05-28-96
---------------------------------------- --------------------------------- ---------------------------------
Committee Review Date:                                    Board Approval Date:  N/A
--------------------------------------------------- ----- --------------------------------------------------
Policy Implementation Date:
------------------------------------------------------------------------

POLICY STATEMENT:

Chesapeake Health Plan ("CHP") receives and resolves Medicare enrollees' grievances in an effective and timely manner.

PURPOSE:

Chesapeake Health Plan is dedicated to ensuring that all Medicare enrollees receive timely resolution to their questions and/or complaints regarding Health Plan services or the payment of services. This policy is designed to provide
Medicare enrollees with a full and fair investigation of complaints and grievances. All Medicare enrollees are informed, upon enrollment, of their right and the process for filing a grievance.

GOALS:

To promote member satisfaction by identifying opportunities to meet the needs and expectations of members, and to comply with the requirement of regulatory, accreditory and other auditing agencies.

SCOPE:

This policy applies to matters subject to the formal HCFA grievance process. The grievance procedures apply to Medicare enrollee complaints that do not involve an initial determination. The procedures outline the steps in the grievance process and the time limits imposed on each step.

Grievance rights belong to the member or the member's legal guardian. In cases of temporary need, the member may assign their grievance rights to a family member or representative by completing a CHP Appointment of Representation Form and submitting it to the CHP Grievance Coordinator.

DEFINITION:

Medicare grievances are disputes or complaints that do not involve an initial determination. Examples include:

(bullet)   Complaints about quality of care or service
(bullet)   Complaints about accessibility of care or service
(bullet) Complaints about physician demeanor and behavior or adequacy of facilities
(bullet)   Involuntary disenrollment issues

RESPONSIBILITY:

Member Service Department, Quality Management Department, and Chesapeake Health Plan Grievance Committee

CONTACT PERSON:

Valerie James
------------------------------------------------------------------------

PROCEDURE:

1.       Member calls with inquiry or informal grievance.

2.       CHP responds within three (3) working days.

3. If member is still dissatisfied, member files formal grievance in writing or by telephone within sixty (60) days.

4. CHP acknowledges formal grievance within ten (10) working days Send letter 18 - Receipt of Formal Grievance Acknowledgment

5. Grievance Coordinator issues decisions within thirty (30) days. Send letter 19 - Original Formal Grievance Decision

6. If member still not satisfied with decision of Grievance Coordinator, member submits written request for review by Grievance Committee within ten (10) days of receipt of Grievance Coordinators decision. The committee is comprised of:

                                    Medical Director
                                    Director of Compliance
                                    Vice President of Medical Services

7. CHP acknowledges request within ten (10) working days. Send letter 20 - Acknowledgment of Request for Grievance Committee Review

8.       Grievance Committee meets and notifies member of decision within thirty
         (30) days of receipt of written request. (Period may be extended for an additional thirty (30) days if there is a delay in obtaining required records) Send letter 21 - Grievance Committee Decision

9. If member is still dissatisfied, the member may submit a concern to the Maryland Insurance Administration. A CHP Member Services Represented will assist the member.

------------------------------------------------------ -----------------------------------------------------
                                                         POLICIES & PROCEDURES
                                                              SECTION: QUALITY
                                                                         MANAGEMENT
------------------------------------------------------------------------------------------------------------
TITLE:  Medicare Appeal Policy
------------------------------------------------------------------------------------------------------------
Policy Number:                        Issued:  05-28-96                  Last Revision:  05-28-96
---------------------------------------------------- -- ----------------------------------------------------
Committee Review Date:                                  Board Approval Date:  N/A
---------------------------------------------------- -- ----------------------------------------------------
Policy Implementation Date:
---------------------------------------------------- -- ----------------------------------------------------

POLICY STATEMENT:

Chesapeake Health Plan ("CHP") receives and resolves Medicare enrollees' appeals in an effective and timely manner.

PURPOSE:

Chesapeake Health Plan is dedicated to ensuring that all Medicare enrollees receive timely resolution to appeals regarding Health Plan services or the payment of services. This policy is designed to provide Medicare enrollees with a full and fair investigation of appeals. All Medicare Enrollees are informed, upon enrollment, of their right and the process for filing an appeal.

GOALS:

To promote member satisfaction by identifying opportunities to meet the needs and expectations of members, and to comply with the requirement of regulatory, accreditory and other auditing agencies.

SCOPE:

This policy applies to matters subject to the formal HCFA appeal process. All disputes by Medicare enrollees about a determination is subject to the appeals procedure. The procedures outline the steps in the appeal process and the time limits imposed on each step.

Appeal rights belong to the member or the member's legal guardian. In cases of temporary need, the member may assign their appeal rights to a family member or representative by completing a CHP Appointment of Representation form and submitting it to the CHP Grievance Coordinator.

DEFINITION:

Medicare appeals are disputes regarding a CHP initial determination or requests by Medicare enrollees for the Health Plan to reconsider an initial decision. Examples include:

(bullet)  Payment for services received.
(bullet)  Reimbursement for emergency or urgently needed services.
(bullet) Services not received but were the responsibility of CHP to pay for or provide.
(bullet) Claims for services for which no written notice has been issued sixty (60) days after submission.

RESPONSIBILITY:

Member Service Department, Quality Management Department, and Chesapeake Health Plan Grievance Committee

CONTACT PERSON:

Valerie James
------------------------------------------------------------------------

PROCEDURE:

1. Member requests reconsideration of denied claim or service in writing within sixty (60) days from date of denial notice.

2. CHP acknowledges receipt of request within five (5) working days. Send letter 30 - Reconsideration Acknowledgment (If required send Letter 31 - Request for Release of Additional Information)

3.      Medicare Appeals Committee meets.  The committee is comprised of:

                                    Medical Director
                                    Vice President, Operations
                                    Vice President, Services

4. Member notified in writing of reconsideration decision within sixty (60) days from date received.

         Decision in member's favor
         Claim paid or service rendered by CHP within sixty (60) days Send letter 32 - Overturn of Initial Denial of Claims Payment or Denial of Service

         Decision against member
         Case file sent to HCFA for their decision within 60 days
         Send letter 33 - Upholding Initial Denial
         Send letter 34 - Notice of Referral to HCFA for Final Determination

                        HCFA Follows Up After This Point

HCFA notifies Chesapeake of their decision and Chesapeake notifies the member. Send letter 35 - Acknowledgment of Receipt of Reconsideration Determinations from HCFA.

Decision for the member by HCFA
CHP pays claims or provides  service within 60 days of receipt of HCFA decision.
Send  letter  36  -   Notification   to  HCFA  of  Claims   Payment  or  Service
Authorization.

Decision against member by HCFA
HCFA advises member of right to hearing before Administrative Law Judge (ALJ). The member has 60 days to request a hearing.

-------------------------------------------------------- ---------------------------------------------------
                                                           POLICIES & PROCEDURES
                                                                SECTION: QUALITY
                                                                           MANAGEMENT
-------------------------------------------------------- ---------------------------------------------------
TITLE:  Complaint, Grievance/Appeal Policy - For Commercial and Medical Assistance HMO Members
------------------------------------------------------------------------------------------------------------
Policy Number:                          Issued:  05-28-96                 Last Revision:  05-28-96
--------------------------------------- --------------------------------- ----------------------------------
Committee Review Date:                                   Board Approval Date:  N/A
---------------------------------------------------- --- ---------------------------------------------------
Policy Implementation Date:
---------------------------------------------------- --- ---------------------------------------------------

POLICY STATEMENT:

Chesapeake receives and resolves all member complaints, grievances in an effective and timely manner.

PURPOSE:

Chesapeake Health Plan ("CHP") is dedicated to ensuring that all CHP members receive timely resolution to their questions and/or complaints regarding Health Plan services or the payment of services. This policy is designed to provide CHP members with a full and fair investigation of complaints and grievances. All CHP members are informed, upon enrollment, of their right and the process for filing a complaint.

GOALS:

To promote member satisfaction by identifying opportunities to meet the needs and expectations of members, and to comply with the requirement of regulatory, accreditory and other auditing agencies.


SCOPE:

This policy applies to CHP's Commercial and Medical Assistance-HMO members. Commercial includes members enrolled in a POS option and those with direct pay coverage.

Grievance/Appeal rights belong to the member or the member's legal guardian. In cases of temporary need, the member may assign their grievance/appeal rights to a family member or a representative by completing a CHP Appointment of Representative Form and submitting it to the CHP Grievance Coordinator.

Refer to Medicare Grievance and Medicare Appeals Policies for Advantage 65 Members.

Refer to Provider Appeal Policy for Provider Appeals.


BACKGROUND:

Complaints and Grievances are investigated and trended as required by CHP's Quality Management program. The results are used to identify components of care and service that require corrective or improvement intiative.

All Complaint and Grievance activity is documented and maintained in the Member Services Module (MSM). The Grievance records, which include details of investigations, are centrally maintained in a secure location by the Grievance Coordinator.

Refer to Medicare Grievance Policy and Medicare Appeals Policy for members enrolled in the Advantage 65 product.

DEFINITION:

A. An inquiry is defined as a member's verbal request to the Health Plan for clarification, additional information or explanation of a plan service, operations, administration, procedures, or benefits. Inquiries are processed by the Member Service Department.

B. A complaint is defined as a member's initial request for a determination or an action. A complaint represents a member's concern or dissatisfaction with the Health Plan's services, providers of services, or payment of services. Members may file a complaint if they perceive that they have been treated unprofessionally or improperly by CHP staff or a CHP provider. Complaints can be filed verbally or in writing and are processed by the Member Service Department.

         If a Medical Assistance-HMO member disenrolls from the HMO and states on the disenrollment form that she/he is disenrolling because of alleged fraudulent marketing conduct, CHP must document this and pursue it as a complaint.

C. A grievance is defined as a member's complaint regarding a previous issue that was not resolved to the member's satisfaction. A grievance is a member's request for reconsideration. Grievances must be submitted in writing and are processed by the CHP Grievance Coordinator and Grievance Committee.

         Members have one year from denial of a claim to file written request for consideration.

RESPONSIBILITY:

Member Service Department, Quality Management Department, and Chesapeake Health Plan Grievance Committee.

CONTACT PERSON:

Valerie James
------------------------------------------------------------------------

PROCEDURE:

To file a complaint, CHP members are instructed to contact the CHP Member Services Department and speak with a Member Services Representative.

The Member Service Representative is responsible for researching the case and working with appropriate CHP department(s) to resolve the member's issue. Member Service Representatives attempt to resolve member issues upon the first contact. Members must be informed of a resolution to their complaint or provided a status report regarding their complaint within thirty (30) calendar days.
Medical Assistance-HMO members must be provided with a written copy of their complaint.

Complaints which pertain to emergency situations and require an expedited determination are handled accordingly.

The Member Services Representative informs the member of his/her right to file a grievance if she/he is not satisfied with the resolution. The member is also informed of his/her right to appear before the Grievance Committee.

The member is instructed to direct his/her grievance to the attention of the CHP Grievance Coordinator. Grievances must be submitted in writing within sixty (60) days after the member receives notification of the resolution of his/her complaint.

The Grievance Coordinator is responsible for acknowledging, in writing, to the member receipt of his/her grievance within five (5) working days.

The Grievance Coordinator will submit all pertinent documentation to CHP's Grievance Committee, which consists of the following CHP staff:

Medical Director
Vice President, Services
Vice President, Medical Services
Vice President, Operations
Director, Compliance

Grievances are resolved and the member is notified of the committee's decision within thirty (30) days of receipt of the member's complete information.

The Grievance Committee is the final level of review within the Health Plan.

The member is advised of his/her right to contact the appropriate state government regulatory agency if she/he is dissatisfied with the decision of the Grievance Committee. The Grievance Coordinator supports the activities of the agency and the member during this review process.

                                  Attachment K

                                Encounter Format

Please refer to the attached document which may be amended from time to time without the necessity of a formal contract amendment. HMO will strive to provide IPA with thirty (30) days notice of any changes prior to the effective date of the change.

                             CHESAPEAKE HEALTH PLAN
                            STANDARD ENCOUNTER LAYOUT

--------------------------------------- ------------ ----------- -------------------------- ------------ --------
FIELD NAME                                 BEGIN        LGT      NOTES                         TYPE       JUST
                                                          H
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Claim Number                                 1           15      999999999999*99                A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Paid Date                                   16           6       YYMMDD                         A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Service from Date                           22           6       YYMMDD                         A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Service to date                             28           6       YYMMDD                         A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Filler                                      34           2                                       A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Source                                      36           1       (E)ncounter                     A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Source Fed ID                               37           20      Supplier Federal ID            A/N         L
                                                                    Number
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Filler                                      57           3                                       A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Claimant Last Name                          60           20                                      A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Claimant First Name                         80           20                                      A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Filler                                      100          49                                      A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Claimant Medical Record No.                 149          15                                     A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Claimant Membership No.                     164          12      CHP Internal Number            A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Filler                                      176          51                                     A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Provider Name                               227          40      Last, First                     A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Provider Tax ID                             267          12                                     A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Filler                                      279          40                                      A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
1st Diagnosis                               319          7       ICD9 Code                      A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
2nd Diagnosis                               326          7       ICD9 Code                      A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
3rd Diagnosis                               333          7       ICD9 Code                      A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
UB82 Revenue Code                           340          4                                      A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Type of Service                             344          2       See Value List                 A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
CPT Procedure Code                          346          6                                      A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Procedure Modifier                          352          2                                      A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Place of Service                            354          2       See Value List                 A/N         L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Filler                                      356          6                                       A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Units of Service                            362          5                                       N          R
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Submitted Amount                            367          9                                       N          R
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Ineligible Amount                           376          9       *                               N          R
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Ineligible Reason                           385          5       See Value List*                 A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Filler                                      390          9       Submitted-UCR Amount            A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
UCR Cutback                                 399          9                                       N          R
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Filler                                      408          9                                       A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Deductible                                  417          9       *                               N          R
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
COB                                         426          9       *                               N          R
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Copayment                                   435          9                                       N          R
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
COB Savings                                 444          9       *                               N          R
--------------------------------------- ------------ ----------- -------------------------- ------------ --------




--------------------------------------- ------------ ----------- -------------------------- ------------ --------
COB Status                                  453          1       M = Medicare                    A          L
                                                                 R = Regular
                                                                 W = Workmen's Comp.
                                                                 A = Accident
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Amount Paid                                 454          9                                       N          R
--------------------------------------- ------------ ----------- -------------------------- ------------ --------
Filler                                      463          37                                      A          L
--------------------------------------- ------------ ----------- -------------------------- ------------ --------

* Does not apply to Encounters

RECORD LENGTH:    500       TAPE DENSITY:    1600

                             Chesapeake Health Plan
                            Standard Encounter Layout

BLOCK FACTOR:              10                        FORMAT:           ASCII
BLOCK FACTOR:              5000                      UNLABELED:

                                Text File Layout
                                     3/2/95

This layout is based on the standard      CHP      Eligibility Tape layout.

--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
Start           End           Length        Just             Description                            Format
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
1               15            15            Left             Subscriber's Member Number             NNNNNN*01
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
16              30            15            Left             Member Number                          NNNNNN*NN
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
31              39            9             Left             Member's Social Security Number        NNNNNNNNN
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
40              59            20            Left             Member's Last Name                     Text
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
60              79            20            Left             Member's First Name                    Text
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
80              80            1             Left             Member's Middle Initial                X
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
81              83            3             Left             Member's Suffix                        SR, JR, III, etc.
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
84              91            8             Left             Member's Date of Birth                 YYYYMMDD
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
92              92            1             Left             Member's Sex                           M or F
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
93              93            1             Left             Relationship Code                      P, S, or D
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
94              123           30            Left             Subscriber's Address, Line 1           Text
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
124             153           30            Left             Subscriber's Address, Line 2           Text
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
154             173           20            Left             Subscriber's City                      Text
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
174             175           2             Left             Subscriber's State                     XX
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
176             184           9             Left             Subscriber's Zip Code                  NNNNN
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
185             194           10            Right            Subscriber's Home Phone                NNNNNNNNNN
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
195             204           10            Right            Subscriber's Work Phone                NNNNNNNNNN
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
205             212           8             Left             Coverage Begin Date                    YYYYMMDD
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
213             220           8             Left             Coverage End Date                      YYYYMMDD
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
221             223           3             Left             Coverage End Reason Code               XXX
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
224             253           30            Left             Employer Group Number                  30X
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
254             263           10            Left             Primary Care Physician Code            10X
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
264             273           10            Left             Region Code                            10X
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------
274             300           27            Left             Filler                                 Blank
--------------- ------------- ------------- ---------------- -------------------------------------- -----------------------

Notes:

(bullet) An entire family (subscriber and all dependents) should be included in this file if any member of the family is or has been assigned to a network PCP.
(bullet)  If a subscriber (member "01")  is  included  in  this  file,  and  the subscriber is not assigned to a network PCP, then that subscriber should be considered enrolled, and the PCP code field should be left blank.
(bullet) If a dependent (not member "01") is included in this file, and the dependent is not assigned to a network PCP, then that dependent should be considered disenrolled.
(bullet) Network PCPs can be identified by their PCN code. (Currently, "CMC", "DH", and "SHMC").

                                  Attachment L

                            Member Information Format

Please refer to the attached document which may be amended from time to time without the necessity of a formal contract amendment. HMO will strive to provide IPA with thirty (30) days notice of any changes prior to the effective date of the change.

                                  Attachment M

                             Provider Appeals Policy

The IPA's Provider Appeals Policy previously submitted for review is hereby made a part of this Agreement.